As filed with the Securities and Exchange Commission on August 12, 2022
Registration No. 333-__________
____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________

HOME BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)
_______________________________

Louisiana (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	71-1051785 (I.R.S. Employer Identification Number)
503 Kaliste Saloom Road Lafayette, Louisiana 70508 (337) 237-1960 (Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_______________________________

John W. Bordelon
Chairman, President and Chief Executive Officer
Home Bancorp, Inc.
503 Kaliste Saloom Road
Lafayette, LA 70508
(337) 237-1960
 (Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

_______________________________

With a Copy to:
Hugh Wilkinson, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4530
______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
____________________________________________________________________________________________

SUBJECT TO COMPLETION, DATED August 12, 2022

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
[HOME BANCORP, INC. LOGO]

OFFER TO EXCHANGE
5.75% Fixed-to-Floating Rate Subordinated Notes due 2032 registered under the Securities Act for a like principal amount of outstanding unregistered 5.75% Fixed-to-Floating Subordinated Notes due 2032
We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange up to $55,000,000 in aggregate principal amount of our 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032, registered under the Securities Act of 1933, as amended, or the Securities Act, and referred to in this prospectus as the new notes, for an equal principal amount of our outstanding, unregistered 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032, which we refer to in this prospectus as the old notes. The new notes will represent the same debt as the old notes and will be issued under the same indenture as the old notes.
Terms of the Exchange Offer
•    The exchange offer will expire at 5:00 p.m., Lafayette, Louisiana time, on [•], 2022, unless extended by us, which we refer to as the “expiration date.”
•    We will exchange new notes for all old notes that are validly tendered and not withdrawn before the exchange offer expires.
•    You may withdraw tenders of old notes at any time before the exchange offer expires.
•    The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act and will generally not be subject to transfer restrictions and will not have the right to earn additional interest under circumstances relating to our registration obligations.
•    We will not receive any cash proceeds from the exchange offer.
•    The exchange of the old notes for the new notes as a result of the exchange offer generally will not result in a taxable exchange for U.S. federal income tax purposes.
•    We do not intend to list the new notes on any securities exchange, and there is no established public trading market for the new notes.
•    The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.
Investing in our securities involves certain risks. See “Risk Factors” on page 8 of this prospectus and all other information contained or incorporated by reference into this prospectus before making a decision whether to participate in this exchange offer.
The new notes are not savings accounts, deposits or other obligations of any bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission, or the SEC, nor any other regulatory body has approved or disapproved of the new notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2022.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iv
PROSPECTUS SUMMARY	1
RISK FACTORS	8
USE OF PROCEEDS	12
THE EXCHANGE OFFER	13
DESCRIPTION OF THE NEW NOTES	21
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	33
PLAN OF DISTRIBUTION	34
LEGAL MATTERS	34
EXPERTS	34

i

ABOUT THIS PROSPECTUS
Unless otherwise indicated or the context otherwise requires, as used in this prospectus, the terms “the Company,” “we,” “us,” “our,” or similar references, refer to Home Bancorp, Inc. and, with respect to discussions regarding its business and financial information, together with its consolidated subsidiary. References in this prospectus to the “Bank” refer to Home Bank, National Association, a national bank and wholly-owned subsidiary of the Company.
We are providing this prospectus to holders of old notes in connection with our offer to exchange old notes for new notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” and in the accompanying letter of transmittal filed by us with the SEC. We have not authorized any other person to provide you with any other information with regard to the exchange offer. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with information that is different or inconsistent, you should not rely on it. You should not assume that any information contained in or incorporated by reference into the registration statement of which this prospectus is a part is accurate as of any date other than the date of the applicable document that contains such information. Our business, financial condition, results of operations and prospects may have changed since such date.
You should not consider any information in this prospectus to be investment, legal, accounting or tax advice. You should consult your own counsel, accountant and other advisors for legal, accounting, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.
Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities and receives new notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. A broker-dealer that acquired old notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the new notes for a period of 180 days after the completion of the exchange offer. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. See “Plan of Distribution.”
We have not taken any action to permit a public offering of the new notes outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the new notes and the distribution of this prospectus outside the United States.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-4 with the SEC relating to the new notes and the exchange offer. This prospectus is a part of the registration statement and, as permitted by SEC rules, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto and the documents incorporated by reference therein, contains additional relevant information about us, the new notes and the exchange offer. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the SEC. Our SEC filings, including the registration statement of which this prospectus is a part, including the exhibits thereto and the documents incorporated by reference therein, are available to the public at no cost on the SEC’s website at https://www.sec.gov. Information filed by us with the SEC also is available on our website, https://www.home24bank.com, under the “Investor Relations” tab. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC. See “Incorporation of Certain Documents by Reference” for more information on documents incorporated by reference into this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below, which are considered to be a part of this prospectus: incorporated documents are considered part of this prospectus:
•    our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022;
•    those portions of our definitive proxy statement on Schedule 14A, as filed with the SEC on March 31, 2022, in connection with our 2022 annual meeting of shareholders that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 2, 2022;
•    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 5, 2022; and
•    our Current Reports on Form 8-K filed January 26, 2022, March 28, 2022, April 26, 2022, May 12, 2022, May 20, 2022, May 25, 2022, July 1, 2022 and July 26, 2022, (except, with respect to each of the foregoing, for any portions of the reports that were deemed to be furnished and not filed).
We also incorporate by reference into this prospectus any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus and prior to the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the new notes.
Holders of the old notes can obtain any of the documents listed above from the SEC at no cost at the SEC’s website (http://www.sec.gov), or may request a copy of any such document, also at no cost, by contacting us at the following address or telephone number:
Home Bancorp, Inc.
503 Kaliste Saloom Road
Lafayette, Louisiana 70508
Attn: Corporate Secretary
(337) 237-1960
Such documents also are available on our website, www.home24bank.com under the “Investor Relations” tab.
To ensure timely delivery of any requested information, holders of the old notes must make any request no later than [●], 2022, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that are forward-looking statements within the meaning of the federal securities laws and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about our expectations, beliefs, intentions and strategies for the future. These statements can typically be identified through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “think,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Forward looking statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks, uncertainties and assumptions, many of which are difficult to predict and generally are beyond the control of Home Bancorp, Inc. and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, forward looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows or real estate values; (2) the levels of noninterest income and expense and the amount of loan losses; (3) competitive pressure among depository institutions increasing significantly; (4) changes in the interest rate environment causing reduced interest margins; (5) general economic conditions, either nationally or in the markets in which Home Bancorp, Inc. is or will be doing business, being less favorable than expected; (6) political and social unrest, including acts of war or terrorism; (7) failure to fully realize all the benefits we anticipate in connection with acquisitions of other institutions or our assumptions made in connection therewith being inaccurate; or (8) legislation or changes in regulatory requirements adversely affecting the Company’s business. We undertake no obligation to update these forward looking statements to reflect events or circumstances that occur after the date on which such statements were made.
The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. Given its ongoing and dynamic nature, it is difficult to predict the full impact of COVID-19 on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, our forward-looking statements are subject to the following additional risks, uncertainties and assumptions, among others:
•    Demand for our products and services may decline;
•    If high levels of unemployment occur, our loan delinquencies, non-performing assets and loan foreclosures may increase;
•    Collateral for loans, especially real estate, may decline in value;
•    Our allowance for loan losses may have to be increased if our borrowers continue to experience financial difficulties;
•    A material decrease in our net income or a net loss over several quarters could result in a suspension of our stock repurchase program and/or a reduction of our quarterly stock dividend;
•    Our cyber security risks may be increased as a result of more of our employees working remotely; and
•    FDIC deposit insurance premiums may increase if the agency experiences additional resolution costs.
The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included herein. Additional information on these and other risk factors can be found in “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021, and in the “Risk Factors” section of this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.
v

PROSPECTUS SUMMARY

This summary contains basic information about our company and the exchange offer and highlights selected information from this prospectus. Accordingly, this summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all of the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes and the exchange offer.
Home Bancorp, Inc.
The Company is a bank holding company registered under the Bank Holding Company Act of 1956. The Company’s principal business is to serve as a holding company for its bank subsidiary, Home Bank, National Association. As of June 30, 2022, the Company had total assets of $3.4 billion, deposits of $2.9 billion and total shareholders’ equity of $329.1 million.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “HBCP.” Our principal office is located at 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, and our telephone number at that location is (337) 237-1960. Our website is www.home24bank.com. References to our website are not intended to be active links and the information on such websites is not, and you may not consider that information to be, a part of this prospectus.
As a bank holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System. Our bank subsidiary, as a national banking association, is subject to supervision, regulation and examination by the Office of the Comptroller of the Currency. For a discussion of the material elements of the extensive regulatory framework applicable to bank holding companies and banks, as well as specific information regarding our business, please refer to “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the subsequent quarterly and current reports that we have filed with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and not for the protection of security holders and creditors.

The Exchange Offer

The following is a brief summary of the terms of the exchange offer. Please see “The Exchange Offer” for a more complete description of the exchange offer.

Old Notes:	$55.0 million in aggregate principal amount of our 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032

New Notes:	Up to $55.0 million in aggregate principal amount of our 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032, which have terms that are identical in all material respects to the terms of the old notes, except that (1) the new notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the new notes bear a different CUSIP number from the old notes; and (3) the provisions relating to an increase in the stated rate of interest upon the occurrence of a default under the registration rights agreements will be eliminated.

Exchange Offer:	We are offering to exchange the new notes for a like principal amount of old notes. Subject to the terms of this exchange offer, we will exchange new notes for all of the old notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The new notes will be issued in exchange for corresponding old notes in this exchange offer, if consummated, as soon as practicable after the expiration of this exchange offer.

Expiration Date:	This exchange offer will expire at 5:00 p.m., Lafayette, Louisiana time, on [•], 2022, unless we extend it. We do not currently intend to extend the expiration date.

Withdrawal Rights:	You may withdraw the tender of your old notes at any time before the expiration of the exchange offer.

Conditions to this Exchange Offer:	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”

Procedures for Tendering:
Book-Entry Notes. For old notes that are represented by global book-entry notes, The Depository Trust Company, which we refer to in this prospectus as DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for new notes. To participate in the exchange offer, you must follow the procedures established by DTC for tendering old notes held in book-entry form. These procedures require that, prior to the expiration date of the exchange offer, (1) DTC receive your instructions to exchange your old notes and your agreement to be bound by the terms of the accompanying letter of transmittal, and (2) the exchange agent receive a computer generated message known as an “agent’s message” that is transmitted through DTC’s Automated Tender Offer Program, or ATOP, service.
Please note that by using the ATOP procedures to tender and exchange old notes, you will be bound by the terms of the accompanying letter of transmittal, and you will be deemed to have made the acknowledgments and representations it contains. See “The Exchange Offer—Eligibility; Transferability” and “The Exchange Offer—Representations.”
Certificated Notes. For old notes that are represented by a physical note that is registered in the initial purchaser’s name, each beneficial holder of an old note must transmit a properly completed and duly executed letter of transmittal, the physical note, and all other documents required by the letter of transmittal to UMB Bank, National Association, the exchange agent, at its address listed under “The Exchange Offer—Exchange Agent.”
By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things: you are acquiring the new notes in the ordinary course of your business; you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes; you are not an affiliate of the Company (within the meaning of Rule 405 under the Securities Act); and if you are a broker-dealer registered under the Exchange Act, you are participating in the exchange offer for your own account and are exchanging old notes acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of the new notes. See “The Exchange Offer—Eligibility; Transferability.”

Certain U.S. Federal Income Tax Considerations:	The exchange of old notes for new notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations." You should consult your own tax advisor as to the tax consequences of the exchange.

Registration Rights:	We have undertaken the exchange offer under the terms of the registration rights agreements that we entered into with the initial holders of the old notes at the time of issuance, which we refer to in this prospectus as the registration rights agreements. The exchange offer is intended to satisfy your rights under the registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under limited circumstances, to provide any exchange or registration rights with respect to the old notes.

Transferability:	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

	•	you are acquiring the new notes in the ordinary course of business;

	•	you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you; and

	•	you are not a broker-dealer or an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act.

Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.
Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities and that receives new notes for its own account under the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Old Notes:	Any old notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the old notes and the terms of the old notes. Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the old notes, and you will generally not be able to offer, sell, pledge or otherwise transfer the old notes, except to us or to any of our subsidiaries, under a registration statement that has been declared effective under the Securities Act or under an exemption from the requirements of the Securities Act. Upon the completion of the exchange offer, we will have no further obligations to provide for any exchange or undertake any further registration with respect to the old notes. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds:	We will not receive any proceeds from the exchange of notes as a result of the exchange offer. We will pay all expenses incident to the exchange offer.

Cancellation of Exchanged Old Notes	Old notes that are surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent:	UMB Bank, National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer—Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The terms of the new notes are identical in all material respects to the terms of the old notes, except that (1) the new notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the new notes bear a different CUSIP number from the old notes; and (3) the provisions relating to an increase in the stated rate of interest upon the occurrence of a default under the registration rights agreements will be eliminated. The new notes will evidence the same debt as the old notes and will be governed by the indenture under which the old notes were issued. The summary below describes the principal terms of the new notes. Please see “Description of New Notes” for further information regarding the new notes. References in this prospectus to the “notes” include both the old notes and the new notes unless otherwise indicated or the context otherwise requires.

Issuer:	Home Bancorp, Inc.

Securities:	$55.0 million in aggregate principal amount of 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032.

Stated Maturity:	June 30, 2032.

Interest:	From and including the issue date to, but excluding, June 30, 2027, interest will accrue at a fixed rate per annum of 5.75%. From and including June 30, 2027 to, but excluding the stated maturity date or the date of earlier redemption, interest will accrue at a floating per annum rate equal to the then-current benchmark (but not less than zero), which we expect will initially be three-month term SOFR, plus 282 basis points. The terms “benchmark” and “three-month term SOFR” are defined in “Description of the New Notes—Benchmark and Benchmark Transition Provisions” in this prospectus. The notes also contain transition provisions in the event that three-month SOFR is no longer the benchmark during any portion of the term of the notes. For more information, see “Description of the New Notes—Interest” and “Description of the New Notes—Benchmark and Benchmark Transition Provisions” in this prospectus.

Interest Payment Dates:	Commencing on December 30, 2022, to, and including, June 30, 2027, we will pay interest on the new notes on June 30 and December 30 of each year. Commencing on June 30, 2027, to, and including the stated maturity date or date of earlier redemption, we will pay interest on the new notes on March 30, June 30, September 30 and December 30 of each year.

Record Dates:	Close of business on the 15th calendar day prior to any interest payment date, regardless of whether such date is a business day.

Day Count Convention:	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, June 30, 2027, and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed.

Subordination:	The new notes will be our subordinated unsecured obligations and will be subordinate in right of payment to all of our senior indebtedness. See “Description of Notes—Subordination.”

Redemption:	We may redeem the new notes, in whole or in part, on any interest payment date on or after June 30, 2027. In addition, we may redeem the new notes at any time, in whole but not in part, upon the occurrence of an “Investment Company Event,” a “Tax Event,” or a “Tier 2 Capital Event,” each as defined in the indenture. Any redemption of the new notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Redemption.”

Form and Denomination:	The new notes will be issued in fully registered form, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

Defaults; Events of Default; Remedies:	The new notes will contain the payment and covenant defaults and insolvency events of default set forth in the indenture. There is no right of acceleration in the case of a default in the payment of principal or of interest on the new notes or in our non-performance of any other obligation under the new notes or the indenture. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the new notes will become immediately due and payable without any action of the trustee or the holders of the new notes. In the event of such acceleration of the maturity of the new notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the new notes. See “Description of the New Notes—Right of Acceleration; Failure to Pay Principal or Interest” and “Description of the New Notes—Subordination” in this prospectus.

Basic Indenture Covenants:	The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the new notes contain any covenants limiting our right to incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the new notes, to repurchase our stock or other securities, including any of the new notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the new notes, when the same becomes due and payable).

Governing Law:	The new notes and the Indenture, dated as of June 30, 2022, between us and UMB Bank National Association, as trustee, which we refer to in this prospectus as the “indenture,” will be governed by New York law.

Trustee:	UMB Bank, National Association

Listing and Trading Markets:	We do not intend to list the new notes on any securities exchange or have the new notes quoted on a quotation system. Currently there is no public market for the new notes and there can be no assurances that any public market for the new notes will develop.

Risk Factors
You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 8 and all other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

RISK FACTORS

Your decision whether to participate in the exchange offer, and any investment in the new notes, will involve risk. Before making a decision to tender your old notes, you should carefully consider the following discussion of risks and the other information in this prospectus, and carefully read the risks described in the documents incorporated by reference into this prospectus, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Please be aware that other risks may prove to be important in the future and that new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
Risks Related to our Business
For a discussion of certain risks applicable to our business and operations, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Risks Related to the Exchange Offer
If you do not properly tender your old notes, you will continue to hold unregistered old notes, and your ability to transfer old notes will be limited.
We will only issue new notes in exchange for old notes that you timely and validly tender in accordance with the terms of the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of old notes, neither we, the exchange agent nor any other person will have any duty to give or incur any liability for failure to give such notification. See “The Exchange Offer—Procedures for Tendering Old Notes.”
If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the global notes or certificates for the old notes, as applicable. The restrictions on transfer of the old notes arose because we issued the old notes in a private placement not subject to registration under the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act.
For further information regarding the consequences of failing to exchange your old notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”
You may not receive new notes in the exchange offer if you do not properly follow the exchange offer procedures.
We will issue new notes in exchange for your old notes only if you validly tender and do not validly withdraw your old notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of old notes, neither we, the exchange agent nor any other person will have any duty to give or incur any liability for failure to give such notification. If you are the beneficial holder of old notes that are held through a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such old notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender your old notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal.
Old notes that are not tendered, are withdrawn prior to acceptance or that are tendered but not accepted for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements that we entered into with the initial purchasers of the old notes will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Failure to Exchange.”
Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.
Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving new notes, may offer for resale, resell, or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of new notes will be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of new notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the new notes. If any such holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.
Consummation of the exchange offer may not occur.
The exchange offer is subject to the satisfaction of certain conditions. See “The Exchange Offer—Conditions.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive the new notes, during which time such holders will not be able to effect transfers of their old notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of old notes for exchange under the exchange offer, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate the exchange offer at any time before our announcement of whether we will accept valid tenders of old notes for exchange under such exchange offer, which we expect to make as soon as reasonably practicable after the expiration time.
Risks Related to the New Notes
SOFR has a limited history, and the future performance of SOFR cannot be predicted based on historical performance.
The interest rate on the new notes for each interest period during the floating rate period is expected be initially based on the secured overnight financing rate, or SOFR, for a tenor of three months, or three-month term SOFR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. SOFR was first published by the Federal Reserve Bank of New York in April 2018. The publication of SOFR commenced as an alternate reference rate for the London Interbank Offered Rate, or LIBOR, following the announcement by the United Kingdom Financial Conduct Authority of its intention to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021, which has since been extended to June 30, 2023.
SOFR has a limited history, and the future performance of SOFR cannot be predicted based on its limited historical performance. The level of SOFR during any floating interest period of the new notes may bear little or no relation to historical actual or indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations, and hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. The future performance of SOFR is therefore impossible to predict, and no future performance of SOFR may be inferred from any of the historical actual or indicative data. Changes in the levels of SOFR will affect the interest rate of the new notes during the floating interest period and accordingly will affect the return on the new notes and the market price of the new notes, but it is impossible to predict whether such levels will rise or fall.
SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked new notes may fluctuate more than floating rate securities that are linked to less volatile rates.
SOFR may be modified or discontinued.
SOFR is a relatively new rate, and the Federal Reserve Bank of New York or any successor, as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the methodology by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the new notes, which may adversely affect the market price of the new notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the new notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.
We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the new notes.
The calculation agent will determine the interest rate during the floating rate period, and we will act as the initial calculation agent for the new notes. Any exercise of discretion by us under the terms of the new notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the new notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the new notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.
Our obligations under the new notes will be unsecured and subordinated to future senior debt.
The new notes will be our unsecured subordinated obligations. Accordingly, they will be junior in right of payment to any future senior debt. The new notes will rank equally with other unsecured subordinated indebtedness, whether now existing or issued in the future. This means that we generally may not make any payments on the new notes if we are in default with respect to any of our debt obligations that are senior to the new notes. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the new notes only after we have made all payments on all senior debt obligations. In addition, because the new notes will not be secured by any of our assets, the new notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of the date hereof, we had outstanding $55.0 million of 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032. Because the new notes are being issued in exchange for the outstanding old notes, the issuance of new notes will not increase our aggregate outstanding indebtedness.
The new notes will be a parent company obligation and structurally subordinated to the debt of our subsidiaries, which will not guarantee the new notes.
The new notes will be a parent company obligation and will not be guaranteed by any of our subsidiaries, including Home Bank, National Association. As a result, the new notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the new notes would have any claims to those assets. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the new notes.
Because we are a holding company, our rights and the rights of our creditors, including the holders of the new notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The new notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the new notes. The indenture governing the new notes does not contain any limitation on the amount of debt or other obligations that our subsidiaries may incur hereafter.
We are a holding company and depend on dividends and distributions from our subsidiaries for payments of principal and interest.
We are a separate and distinct legal entity from Home Bank, National Association and have no material business activities other than our ownership of the Bank. As a result, our principal source of funds to pay our operating expenses and satisfy our obligations, including debt obligations, is dividends from the Bank. The Bank’s ability to pay dividends to us is contingent on a number of factors, including its financial condition and results of operations and federal laws and regulations applicable to it. Among other things, these laws and regulations may prohibit or limit the amount of dividends payable by the Bank if it fails to maintain certain levels of regulatory capital. Federal banking authorities also have the ability to restrict the Bank’s ability to pay dividends through supervisory action. We are is indirectly exposed to all of the risks to which the Bank is exposed as a result of our ownership of the Bank, and its ability to pay dividends to us may be limited as a result of the occurrence of events contemplated by those risks. The Bank is not obligated to pay dividends to us. If it is unable to pay dividends to us, we may be unable to satisfy its payment obligations with respect to the new notes.
Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the new notes, regardless of whether we are the subject of an insolvency proceeding.
As a bank holding company, our ability to pay the principal of, and interest on, the new notes is subject to the rules and guidelines regarding capital adequacy of the Board of Governors of the Federal Reserve, or the Federal Reserve. We intend to treat the new notes as “tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of tier 2 capital instruments, such as the new notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under federal law and Federal Reserve regulations, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiary and commit resources to its support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the new notes on one or more of the scheduled interest payment dates or at any other time or the principal of the new notes at their maturity.
If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of our banking subsidiary and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.
Holders of the new notes will have limited rights, including limited rights of acceleration, upon an event of default.
Payment of principal on the new notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or our banking subsidiary. There is no automatic acceleration or right of acceleration in the case of default in the payment of principal of or interest on the new notes or in the performance of any of our other obligations under the new notes or the indenture. In such case, holders would be limited solely to seeking redress with respect to the defaulted interest payment or other obligation. Our regulators can, in the event we become subject to an enforcement action, prohibit our subsidiary bank from paying dividends to us, and to prevent payment of interest or principal on the new notes and any dividends on our capital stock, but such limits will not permit acceleration of the new notes.
We have made only limited covenants in the indenture, which may not protect your investment in the event that we experience significant adverse changes in our financial condition or results of operations.

The covenants in the indenture are limited. As a result, the indenture does not protect holders of the new notes in the event of a material adverse change in our financial condition or results of operations or limit our ability to incur or assume additional indebtedness or other obligations. Additionally, the indenture does not contain any financial ratios or specified levels of liquidity to which we must adhere. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture or the new notes could diminish our ability to make payments on the new notes when due and may subordinate the new notes to any senior indebtedness that we may incur. Therefore, you should not consider the provisions of the indenture as a significant factor in evaluating whether we will be able to or will comply with our obligations under the new notes.
Our credit ratings may not reflect all risks of an investment in the new notes.
Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the new notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the new notes. Furthermore, because your return on the new notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the new notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The new notes are not insured or guaranteed by the FDIC.

The new notes are not savings accounts, deposits or other obligations of any bank and are not guaranteed or insured by the FDIC or any other governmental agency. The investment will be subject to investment risk, including the risk of loss of principal.
We cannot assure you that an active trading market will develop for the new notes.
The new notes are a new issue of securities for which there is no established trading market, and we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on a quotation system. No party is under any obligation to make a market in the new notes. In addition, the liquidity of the trading market for the new notes, if any, will depend upon, among other things, the number of holders of the new notes, our performance and prospects, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. As a result, we cannot provide you with any assurance regarding whether a trading market for the new notes will develop or the ability of holders of the new notes to sell their new notes.
The market value of the new notes may be less than the principal amount of the new notes.
If a market develops for the new notes, the prices at which holders may be able to sell their new notes may be affected, potentially adversely, by a number of factors, including the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the new notes; the time remaining to maturity of the new notes; the aggregate amount outstanding of the new notes; any redemption or repayment features of the new notes; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the new notes; and our operating performance. Accordingly, if you are able to sell your investment in the new notes prior to maturity, we cannot assure you that it will be for an amount at least equal to the principal amount of the notes.
Because we may redeem the new notes on or after June 30, 2027, a holder may be subject to reinvestment risk.
The new notes may be redeemed, in whole or in part, from time to time, at our option, on any interest payment date on or after June 30, 2027. If we redeem the new notes, holders will receive only the principal amount of the new notes and any accrued and unpaid interest. In such event, holders will not have the opportunity to continue to be paid interest through the stated maturity date. If this occurs, holders may not be able to reinvest the proceeds of the redemption in other securities with a similar level of risk and a comparable yield as the new notes.
The amount of interest payable on the new notes will vary on and after June 30, 2027.
Until June 30, 2027, the notes bear a fixed rate of interest of 5.75% per annum. The new notes will bear interest at a floating rate from and following June 30, 2027, which rate will be reset quarterly. The floating rate may be more or less than the initial fixed rate of 5.75%. Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that a holder will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the new notes during any floating rate portion of its term.
Holders of the new notes will have no rights against the publishers of SOFR or any other reference rate.
Holders of the new notes will have no rights against the publishers of SOFR or any other reference rate, even though the amount they receive on each interest payment date on or after June 30, 2027, will depend upon the level of SOFR or a different reference rate. The publishers of SOFR or any other reference rate are not in any way involved in this offering and have no obligations relating to the new notes or the holders of the new notes.
USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into with the initial purchasers of the old notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive for cancellation a like principal amount of the old notes. Old notes that are surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes under the exchange offer will not result in any increase in our outstanding indebtedness.

THE EXCHANGE OFFER

General
In connection with the issuance of the old notes on June 30, 2022, we entered into registration rights agreements with the initial purchasers, which provides for the exchange offer. The exchange offer will permit eligible holders of notes to exchange the old notes for the new notes, which are identical in all material respects with the old notes, except that:
•    the new notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;
•    the new notes bear a different CUSIP number from the old notes; and
•    the provisions relating to an increase in the stated rate of interest upon the occurrence of a default under the registration rights agreements will be eliminated.
The new notes will evidence the same debt as the old notes. Holders of new notes will be entitled to the benefits of the indenture. As a result, both the new notes and the old notes will be treated as a single series of subordinated debt securities under the indenture.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not accepted for exchange in the exchange offer will remain outstanding and interest on those old notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.
We will be deemed to have accepted validly tendered old notes when and if we have given oral or written notice to the exchange agent of our acceptance. Subject to the terms and conditions of this exchange offer, delivery of new notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted old notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.
If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. Subject to certain exceptions, we will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes.
Holders of outstanding old notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding old notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer.”
NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement.
We issued the old notes in a private placement offering not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the old notes, we entered into registration rights agreements with the initial purchasers, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreements. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate.
The following summary of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements. You should refer to the exhibits that are a part of the registration statement of which this prospectus is a part for a copy of the registration rights agreement. The registration statement, of which this prospectus is a part, is intended to satisfy some of our obligations under the registration rights agreements. See “Where You Can Find More Information.”
Under the terms of the registration rights agreements, we agreed, among other things, to:
•    file a registration statement with the SEC within 60 days of the issue date of the old notes, June 30, 2022, with respect to a registered offer to exchange the old notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act;
•    use our reasonable best efforts to cause that registration statement to become effective within 120 days of the issue date of the old notes; and
•    complete the exchange offer within 45 days of the effectiveness of that registration statement.
The registration rights agreements also provide that we will promptly commence the exchange offer after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes.
We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. Old notes may be exchanged, and new notes will be issued, only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
We also agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement covering resales by holders of the old notes in lieu of the exchange offer.
Eligibility; Transferability
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters issued to third parties. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:
•    you are acquiring the new notes in the ordinary course of business;
•    you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you; and
•    you are not a broker-dealer or an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act.
To participate in the exchange offer, you must represent as the holder of old notes that each of these statements is true.
In addition, each broker-dealer registered under the Exchange Act must also (1) represent that it is participating in the exchange offer for its own account and is exchanging old notes acquired as a result of market-

making activities or other trading activities, (2) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes and (3) must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date the exchange offer registration statement becomes effective, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any new notes by such broker-dealers.
Any holder of old notes who is an affiliate of the Company, who does not acquire the new notes in the ordinary course of business, who intends to participate in the exchange offer for the purpose of distributing the new notes or is a broker-dealer who purchased the old notes directly from us:
•    will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and
•    must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes, unless the sale or transfer is made in accordance with an exemption from those requirements.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.
Expiration of the Exchange Offer; Extensions; Amendments
The exchange offer will end at 5:00 p.m., Lafayette, Louisiana time, on [●], 2022, unless we extend the exchange offer. In this prospectus, we refer to the date on which the exchange offer ends, including any extensions, as the “expiration date.” To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., Lafayette, Louisiana time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered old notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. As used in this prospectus and the notes, the term “business day,” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Louisiana or city where the trustee is located are authorized or obligated by law, regulation or executive order to close.
If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we delay accepting any old notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any old notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Conditions
The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered or accepted for exchange. Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or issue any new notes for, any old notes, and may terminate or amend the exchange offer before the acceptance of the old notes, if:
•    the old notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;
•    we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•    any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.
The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.
In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the new notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use reasonable best efforts to obtain the withdrawal of any stop order as soon as practicable.
In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”
Procedures for Tendering Old Notes
To participate in the exchange offer, you must validly tender your old notes to the exchange agent as described below. It is your responsibility to validly tender your old notes. If you have any questions or need help in exchanging your old notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “—Exchange Agent.”
We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all old notes not validly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any of the conditions of the exchange offer or to waive any defects, irregularities or conditions of tender as to any particular old notes, either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable time period as determined by us. We are not required to waive defects and are not required to notify you of defects in your tender. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders following the expiration date. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.
Book-Entry Old Notes
For old notes that were issued in book-entry form and are currently represented by global certificates held for the account of DTC, DTC will be the only entity that can tender such old notes for new notes. Therefore, to validly tender any old notes you hold that were originally issued in book-entry form and to obtain new notes, you must comply with the procedures described below to initiate the exchange agent’s book-entry transfer of the old notes into the exchange agent’s account at DTC using DTC’s ATOP service. To comply with those procedures, you must cause:
•    a properly transmitted “agent’s message,” as defined below, to be received by the exchange agent through ATOP prior to 5:00 p.m., Lafayette, Louisiana time, on the expiration date; and
•    a timely confirmation of a book-entry tender of the old notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfer described below to be received by the exchange agent prior to 5:00 p.m., Lafayette, Louisiana time on the expiration date.
Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding old notes by causing the book-entry transfer of such old notes into the exchange agent’s ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, the exchange agent must receive a timely confirmation of a book-entry tender of the old notes into its account at DTC through ATOP, prior to 5:00 p.m., Lafayette, Louisiana time, on the expiration date. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, the exchange agent will exchange old notes validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of new notes by credit to the holder’s account at DTC. If the entire principal amount of all old notes held by a holder is not tendered, then old notes for the principal amount of the old notes not tendered and accepted will be returned by credit to the holder’s account at DTC following the expiration date.
The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.
Each agent’s message must include the following information:
•    name of the beneficial owner tendering such old notes;
•    account number of the beneficial owner tendering such old notes;
•    principal amount of old notes tendered by such beneficial owner; and
•    a confirmation that the beneficial owner of the old notes has agreed to be bound by the terms of the accompanying letter of transmittal.
The delivery of the old notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering old notes. If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned, without expense, to their tendering holder by crediting the holder’s account at DTC, following the expiration or termination of the exchange offer.
The tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange old notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.
There is no procedure for guaranteed late delivery of the old notes in connection with the exchange offer.
Certificated Old Notes
A holder of certificated old notes who wishes to accept this exchange offer, and whose old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s old notes on the holder’s behalf in accordance with the procedures of the custodial entity.
To tender in this exchange offer, a holder of certificated old notes must complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or facsimile, together with the certificates representing the old notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date. Old notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, are received by the exchange agent.
The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the old notes. Holders may contact the exchange agent for assistance with these matters.
Representations
By tendering old notes, each holder is deemed to have represented to us all of the representations contained in the letter of transmittal, including that:
•    any new notes that you receive will be acquired in the ordinary course of business;
•    you are not participating in the exchange offer with a view to distribute any new notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;
•    you are not an “affiliate” of the Company (within the meaning of Rule 405 under the Securities Act);
•    if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those new notes as a result of market-making or other trading activities, and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such new notes; and
•    you are not acting on behalf of any person or entity who could not truthfully make the foregoing representations and warranties.
Withdrawal of Tenders
You may withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal of a tender to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal before the expiration date at its address set forth under “—Exchange Agent” below. The withdrawal notice must:
•    specify the name of the person who tendered the old notes to be withdrawn;
•    if you hold certificated old notes, specify the certificate numbers and principal amount represented by the withdrawn old notes and otherwise comply with the procedures of DTC;
•    if you hold book-entry old notes, specify the name and number of the account at DTC to be credited with the withdrawn old notes;
•    contain a statement that the holder is withdrawing the election to have the old notes exchanged; and
•    be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the old notes. In addition, the notice of withdrawal must specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and be guaranteed by an eligible institution unless the old notes have been tendered for the account of an eligible institution.
We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in our sole discretion, and our determinations will be final and binding on all parties. Any old notes validly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange for such old notes, unless the old notes withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn old notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.
Exchange Agent
UMB Bank, National Association, the trustee under the indenture, will serve as exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	UMB Bank, National Association
5555 San Felipe, Suite 870
Houston, Texas 77056
Attention:	Mauri J. Cowen
Telephone:	(713) 300-0857
Email:	mauri.cowen@umb.com

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail and through DTC’s ATOP service. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•    new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes so exchanged;
•    tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or
•    a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.
Accounting Treatment
We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:
•    to us or to any of our subsidiaries;
•    under a registration statement which has been declared effective under the Securities Act;
•    under any available exemption from the registration requirements of the Securities Act (in which case we and the trustee will have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);
in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the new notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for new notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the new notes. The holders of old notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of old notes.
Additional Information Regarding the Registration Rights Agreement
As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreements require us to cause an exchange offer registration statement to be filed with the SEC, use our reasonable best efforts to cause the registration statement to become effective, and satisfy certain other obligations, with certain time periods.
In the event that:
•    the registration statement is not filed with the SEC on or prior to the 60th day after June 30, 2022;
•    the registration statement has not been declared effective by the SEC on or prior to the 120th day after June 30, 2022;
•    the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

•    if required, a shelf registration statement is not filed with the SEC on or prior to (1) the 180th day following June 30, 2022 or (2) the 90th day after the obligation to file a shelf registration statement with the SEC arises, whichever is later;

•    if required, a shelf registration statement is not effective on or prior to (1) the 225th day following June 30, 2022 or (2) the 90th day after an obligation to file with the SEC a shelf registration statement arises, whichever is later;

•    a shelf registration statement is declared effective by the SEC but such shelf registration statement ceases to be effective or such shelf registration statement or the prospectus included therein ceases to be usable in connection with resales of the registrable securities due to any act or omission by us and (1) the aggregate number of days in any consecutive 365-day period for which the shelf registration statement or such prospectus will not be effective or usable exceeds 120 days, (2) the shelf registration statement or such prospectus will not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (3) the shelf registration statement or such prospectus will not be effective or usable for a period of more than 90 consecutive days; or
•    the registration statement is declared effective by the SEC but, if the registration statement is being used in connection with the resale of the new notes, the registration statement ceases to be effective or the registration statement or the prospectus included therein ceases to be usable in connection with resales of new notes due to any act or omission of the Company during the 180-day period following the last date on which exchanges are accepted and (1) the aggregate number of days in any consecutive 365-day period for which the registration statement or such prospectus will not be effective or usable exceeds 120 days, (2) the registration statement or such prospectus will not be effective or usable for more than two periods (regardless of duration) in any consecutive 365-day period, or (3) the registration statement or the prospectus will not be effective or usable for a period of more than 90 consecutive days;
the interest rate on the old notes will be increased by a rate of 0.25% per annum during the 90-day period following such registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the old notes.
Our obligations to register the new notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement for a continuous offer in connection with the old notes.

DESCRIPTION OF THE NEW NOTES

On June 30, 2022, we issued $55,000,000 in aggregate principal amount of our 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032, which we have referred to in this prospectus as the old notes. The old notes were issued in a private placement to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The old notes were issued, and the new notes will be issued, under an Indenture, dated as of June 30, 2022, between us, as issuer, and UMB Bank, National Association, as trustee, which we have referred to in this prospectus as the indenture. The term “notes” refers collectively to the new notes and the old notes.
The terms of the new notes are identical in all material respects with the old notes, except that:
•    the new notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;
•    the new notes bear a different CUSIP number from the old notes; and
•    the provisions relating to an increase in the stated rate of interest upon the occurrence of a default under the registration rights agreements will be eliminated.
The new notes will evidence the same debt as the old notes. Holders of the new notes will be entitled to the benefits of the indenture. Accordingly, the new notes and the old notes will be treated as a single series of subordinated debt securities under the indenture.
The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The following description is only a summary of the material provisions of the indenture and the new notes. We urge you to read the indenture and the new notes because those documents, not this description, define your rights as holders of the new notes. The following sections provide a summary of the various provisions of the indenture and are subject to and qualified in their entirety by reference to all the provisions of the indenture. Copies of the indenture are available upon request to us at the address indicated under “Where You Can Find More Information.” Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.
General
The exchange offer for the new notes will be for up to $55.0 million in aggregate principal amount of the old notes. The new notes, together with any old notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.
Principal, Maturity and Interest
The outstanding principal amount of the notes will be payable, together with any accrued, but unpaid interest, on June 30, 2032, unless redeemed at a earlier date.
The new notes will bear interest at a fixed rate of 5.75% per annum, payable semi-annually in cash in arrears on June 30 and December 30 of each year, from and including the original issue date to but excluding June 30, 2027 or earlier redemption date. The first fixed rate interest payment date will be December 30, 2022. From and including June 30, 2027, to but excluding June 30, 2032 or earlier redemption date, the notes will bear interest at a floating per annum rate equal to the then-current “benchmark,” as defined below, reset quarterly, plus 282 basis points, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year. Notwithstanding the foregoing, if the benchmark is less than zero, the benchmark will be deemed to be zero.
Interest payable on any interest payment date during the fixed rate period of the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months, and interest payable on any interest payment date during the floating rate period of the notes will be computed on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.
If an interest payment date during the fixed rate period of the notes falls on a day that is not a business day, the interest payment due on that date will be paid on the next succeeding business day, without any further interest or other payments as a result of the postponement. In the event that a interest payment date during a floating rate period of the notes falls on a day that is not a business day, the interest payment due on that date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case the interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day, without any adjustment in the amount of the interest payment as a result of the postponement or acceleration.
Interest on each note will be payable to the person in whose name the note is registered at the close of business on the 15th day of the month immediately preceding the applicable interest payment date, whether or not that day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date will cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the note is registered at the close of business on a special record date for the payment of defaulted interest or in any other lawful manner. Interest on the Notes may be paid by mailing a check to the address of the person entitled thereto as such address will appear in the note register or by transfer to an account maintained by the payee with a bank located in the United States.
No recourse will be available with respect to any obligation, covenant or agreement contained in the indenture or the notes, including with respect to the principal of and interest on the notes, against any of our past, present or future shareholders, employees, officers, or directors, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being understood that all such liability is expressly waived and released by the acceptance of the note by the holder and as part of the consideration for the issuance of the note.
Benchmark and Benchmark Transition Provisions
The term “benchmark” means, initially, the forward-looking term rate based on SOFR that has been selected or recommended by the relevant governmental body for a tenor of three months that is published by the SOFR administrator at the reference time for any floating interest period, or three-month term SOFR. For purposes of the notes, the “relevant governmental body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto, and the “reference time” with respect to any determination of a benchmark means (1) if the benchmark is three-month term SOFR, the time determined by the calculation agent after giving effect to the three-month term SOFR conventions, and (2) if the benchmark is not three-month term SOFR, the time determined by the calculation agent after giving effect to the benchmark replacement conforming changes.
The term “three-month term SOFR conventions” means any determination, decision or election with respect to any technical, administrative or operational matter that we decide may be appropriate to reflect the use of three-month term SOFR as the benchmark in a manner substantially consistent with market practice or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for the use of three-month term SOFR exists, in such other manner as we determine is reasonably necessary.
If the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, then the benchmark replacement will replace the then-current benchmark (and all such references to the benchmark will be to such benchmark replacement) for all purposes relating to the notes during the relevant floating interest period in respect of such determination on such date and all determinations on all subsequent dates.
A “benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:
•    if the benchmark is three-month term SOFR, the relevant governmental body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the relevant governmental body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
•    a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

•    a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or
•    a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.
A “benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:
•    in the case of the first bullet of the definition of “benchmark transition event,” the relevant reference time in respect of any determination;
•    in the case of the second or third bullet of the definition of “benchmark transition event,” the later of the date of the public statement or publication of information referenced therein and the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or
•    in the case of the fourth bullet of the definition of “benchmark transition event,” the date of such public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for purposes of such determination.
For purposes of the notes, the term “benchmark replacement” means the interpolated benchmark with respect to the then-current benchmark, plus the benchmark replacement adjustment for such benchmark, except that (1) if the calculation agent cannot determine the interpolated benchmark as of the benchmark replacement date or (2) the then-current benchmark is three-month term SOFR and a benchmark transition event and its related benchmark replacement date have occurred with respect to three-month term SOFR (in which event no interpolated benchmark with respect to three-month term SOFR will be determined), then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the calculation agent, as of the benchmark replacement date.
•    The compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us in accordance with (1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body; or (2) if, and to the extent that, we or our designee determine that such rate cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us or our designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time. For the avoidance of doubt, the calculation of this rate will exclude the benchmark replacement adjustment.
•    The sum of (1) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (2) the benchmark replacement adjustment.
•    The sum of (1) the ISDA fallback rate and (2) the benchmark replacement adjustment.
•    The sum of (1) the alternate rate of interest that has been selected by us as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (2) the benchmark replacement adjustment.
The term “interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and the benchmark for the shortest period (for which the benchmark is available) that is longer than the corresponding tenor, and the term “corresponding tenor”

with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the then-current benchmark.
The “ISDA fallback rate” is the rate that would apply for derivatives transactions referencing the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc., or ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor, excluding the applicable spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing such ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.
The “benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the benchmark replacement date.
•    The spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement.
•    If the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing such ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.
•    The spread adjustment (which may be a positive or negative value or zero) that has been selected by us giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.
In connection with the implementation of a benchmark replacement, we will have the right to make “benchmark replacement conforming changes” from time to time, which mean any technical, administrative or operational changes that we decide may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the benchmark replacement exists, in such other manner as we determine is reasonably necessary).
We will serve as the initial calculation agent. However, we may appoint another entity (including one of our affiliates) to act as calculation agent for the notes during the floating rate period for the notes. Any determination, decision or election that may be made by the calculation agent or us under the benchmark transition provisions of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection (1) will be conclusive and binding absent manifest error; (2) if made by us, will be made in our sole discretion; (3) if made by the calculation agent, when we are not serving in that capacity, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and (4) will become effective without consent from the relevant holders or any other party.
The trustee (including in its capacity as paying agent) will have no
•    responsibility or liability for the determination of any three-month term SOFR conventions, selection of an alternative reference rate to three-month term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a benchmark replacement or an unadjusted benchmark replacement), determination or calculation of a benchmark replacement, or determination of whether a benchmark transition event or benchmark replacement date has occurred, and in each such case will be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the calculation agent or us, as applicable, or
•    liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a benchmark rate as described in the definition thereof, including, without limitation, as a result of the calculation agent’s or our failure to select a benchmark replacement or the calculation agent’s failure to calculate a benchmark.
The trustee will be entitled to rely conclusively on all notices from the calculation agent or us regarding any benchmark or benchmark replacement, including, without limitation, in regards to three-month term SOFR conventions, a benchmark transition event, benchmark replacement date, and benchmark replacement conforming changes. The trustee will not be responsible or liable for the actions or omissions of the calculation agent, or any failure or delay in the performance of the calculation agent’s duties or obligations, nor will it be under any obligation to monitor or oversee the performance of the calculation agent. The trustee will be entitled to conclusively rely on any determination made, and any instruction, notice, officers’ certificate or other instruction or information provided by the calculation agent without independent verification, investigation or inquiry of any kind.
The trustee will not be under any duty to succeed to, assume or otherwise perform, any duties of the calculation agent, or to appoint a successor or replacement in the event of the calculation agent’s resignation or removal or to replace the calculation agent in the event of a default, breach or failure of performance on the part of the calculation agent with respect to the calculation agent’s duties and obligations hereunder. In addition, the trustee will have no duty to confirm or verify any such calculation made by the calculation.
Subordination
The new notes will be our unsecured, subordinated obligations. The new notes will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the new notes and will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the new notes. Our obligation to make any payment on account of new notes will be subordinated and junior in right of payment to all of our senior indebtedness.
“Senior indebtedness” in the indenture means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed: (1) our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered; (2) our indebtedness for money borrowed or represented by purchase money obligations, as defined below; (3) our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which it is a party or otherwise; (4) reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations and direct credit substitutes; (5) our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements; (6) all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; (7) any of our other obligations to our general creditors; (8) all obligations of the type referred to in clauses (1) through (7) of other persons for the payment of which we are liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise; (9) all obligations of the types referred to in clauses (1) through (8) of other persons secured by a lien on any of our property or assets; and (10) deferrals, renewals or extensions of any of the indebtedness or obligations described above.
However, “senior indebtedness” expressly excludes (1) any indebtedness, obligation or liability that is subordinated to our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the notes are subordinated; and (2) the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.
The term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable as set forth in clause (6) above.
In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:
•    we are subject to any termination, winding up, liquidation or reorganization, including in connection with any liquidation, reorganization or other insolvency proceeding under the bankruptcy or other insolvency laws or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities; or

•    a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived and otherwise ceases to exist.
Upon our termination, winding up, liquidation or reorganization, including as a result of any action in any liquidation, reorganization or other insolvency proceeding under the bankruptcy laws or any other applicable insolvency law or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.
In the event that we are subject to any termination, winding up, liquidation or reorganization, including in connection with any liquidation, reorganization or other insolvency proceeding under the bankruptcy or any other insolvency laws, or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.
Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of our insolvency, holders of the notes may recover less ratably than holders of senior indebtedness and certain of our other creditors.
The notes will also be structurally subordinated to all liabilities of Home Bank, National Association, including deposits, and of our other subsidiaries, which will be effectively senior in right of payment to the notes to the extent of the assets of such subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except to the extent that such subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation.
The indenture and the new notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over, or ranking equally with, the new notes that we or our subsidiaries may hereafter incur. As of June 30, 2022, we had $55.0 million in 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032 Additionally, our banking subsidiary had approximately $2.9 billion of deposits, $25.3 million of Federal Home Loan Bank advances and $5.5 million of other borrowings outstanding at such date.
Redemption
Beginning on June 30, 2027, the notes may be redeemed by us in whole or in part on or after any interest payment date. In addition, the notes may be redeemed by us in whole, but not in part, at any time after the date on which we sell the notes to investors, in the event of:
The notes may be redeemed by us in whole or in part on any interest payment date on or after June 30, 2027. In addition, the notes may be redeemed by us in whole, but not in part, at any time after the date on which we sell the notes to investors, in the event of:
•    a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the interest payable on the notes is not, or within 90 days of receipt of such opinion of counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;
•    a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the notes do not constitute, or within 90 days of the date of such opinion will not constitute, tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or
•    an “Investment Company Event,” which is defined in the indenture to mean the receipt by us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or will be required within 90 days of the date of such opinion, to register as an investment company under the Investment Company Act of 1940, as amended.
Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes would be subject to any required regulatory approvals.
If less than all of the notes are to be redeemed, unless otherwise prohibited by law or applicable depositary requirements, the partial redemption will be effected on a pro rata basis, except that no partial redemption will reduce the portion of any note not redeemed to less than $1,000. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed, and we will issue to the holder a new note in principal amount equal to the unredeemed portion of the original note.
Notices of redemption will be given at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed in the manner provided in the indenture. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless we default on our obligations to pay the redemption price.
Repurchases
We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.
No Sinking Fund
The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes.
Denominations
The notes will be issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.
Indenture Covenants
The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Right of Acceleration; Failure to Pay Principal or Interest
The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under U.S. federal bankruptcy laws. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately.
Under the indenture, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes upon an event of default. In addition to the bankruptcy events of default described above, an “event of default” under the indenture means :
•    our failure to pay any installment of interest on any of the notes as and when the same will become due and payable, and the continuation of such failure for a period of 15 days;
•    our failure to pay all or any part of the principal of any of the notes as and when the same will become due and payable under this indenture;
•    our failure to perform any other covenant or agreement contained in the notes or in the indenture, and the continuation of such failure for a period of 30 days after the date on which notice specifying such failure will have been given by the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding notes; or
•    our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (1) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (2) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (1), such indebtedness having been discharged or, in the case of clause (2), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.
There is no right of acceleration in the case of an event of default unrelated to bankruptcy, including our failure to pay principal or interest with respect to the notes when it becomes due. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “—Subordination.”
Amendment, Supplement and Waiver
Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:
•    to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;
•    to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;
•    to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;
•    to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;
•    to cure any ambiguity, defect, omission, mistake or inconsistency;
•    to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;
•    to include additional events of default;
•    to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;
•    to provide for the issuance of the new notes in connection with this exchange offer;

•    to conform any provision of the indenture to the requirements of the Trust Indenture Act; or
•    to make any change that does not adversely affect the legal rights under the indenture of any holder.
With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:
•    reduce the rate of, or change the time for payment of, interest on any note;
•    reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;
•    make any note payable in money other than dollars;
•    modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;
•    reduce the threshold of holders required to waive certain defaults and covenants under the indenture; or
•    modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.
The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.
Satisfaction and Discharge of the Indenture; Defeasance
We may terminate our obligations under the indenture when:
•    either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;
•    we have paid or caused to be paid all other sums then due and payable by us under the indenture; and
•    we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.
We may elect, at our option, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:
•    the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;
•    our obligations (and those of the trustee) with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•    the rights, powers, trusts, duties and immunities of the trustee; and
•    the legal defeasance provisions of the indenture.
In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:
•    we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient in an amount sufficient to pay and discharge, and which will be applied by the trustee in accordance with irrevocable instructions from us to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;
•    in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge had not occurred;
•    in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance had not occurred;
•    no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);
•    such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and
•    we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.
In connection with a discharge, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the new notes will be revived as if the deposit had never occurred.
Registration of Transfer and Exchange
We will maintain an office or agency where the notes may be presented for registration of transfer or for exchange. That office or agency will be the office of the trustee located at 5555 San Felipe, Suite 870, Houston, Texas 77056, and the trustee will serve as the initial registrar with respect to the registration of transfer and exchange of the notes. At the option of the holder, notes may be exchanged for other notes containing identical terms and provisions, in authorized denominations, and of like aggregate principal amount, upon surrender of the notes to be exchanged.
Regarding the Trustee
UMB Bank, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest,” as defined in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
No Personal Liability of Stockholders, Partners, Officers or Directors
No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of our company or any of our subsidiaries, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.
Clearance and Settlement
The new notes will be represented by one or more global certificates, which we refer to individually as a global note and collectively as the global notes, deposited with or on behalf of DTC and registered in the name of Cede & Co. or other nominee of DTC. The new notes will be available for purchase in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the depositary or its nominee is the registered owner of the global notes, the depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the new notes for all purposes of the indenture. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their new notes while the new notes are held by a depositary. Investors may elect to hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the new notes, so long as the corresponding securities are represented by global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by its principal users, which include banks, broker-dealers, mutual funds and other financial institutions. Access to the DTC system is also available to others, referred to as indirect participants, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time. Neither the trustee, nor we, nor any agent for either of us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor any underwriters assume any responsibility for the accuracy or completeness thereof.
Notices
Any notices required to be given to the holders of the notes will be given in accordance with the indenture by mail or electronic means. Notwithstanding any other provision of the indenture or any note, where the indenture or any note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a note (whether by mail or otherwise), such notice will be sufficiently given if given to DTC (or its designee) in accordance with the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material United States federal income tax considerations of the exchange of outstanding old notes for new notes by U.S. Holders (as defined below) as a result of the exchange offer, but does not purport to be a complete analysis of all of the potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated under the Code and any administrative and judicial interpretations thereof and rulings thereunder, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that a court or the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences described herein. Furthermore, this discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any United States federal non-income tax (such as estate and gift tax) consequences of the exchange of old notes for new notes or any consequences under the net investment income tax or any considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).
This discussion is limited to the United States federal income tax consequences applicable to U.S. Holders that purchased their old notes from us in a private placement on June 30, 2022 at the offering price and who held such old notes, and will now hold the new notes, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all United States federal income tax considerations that may be applicable to each holder’s particular circumstances or to holders that may be subject to special tax rules under United States federal income tax laws, including, but not limited to, banks, insurance companies, thrifts, other financial institutions, mutual funds, grantor trusts, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers, dealers or traders in securities, commodities or currencies, certain former citizens or former long-term residents of the United States, corporations treated as “personal holding companies,” subchapter S corporations or investors in subchapter S corporations, controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the new notes as a position in a hedging transaction, straddle or conversion transaction or as part of a “synthetic security,” other integrated transactions or risk reduction transaction, persons deemed to sell the old notes under the constructive sale provisions of the Code, an accrual method taxpayer who is required to recognize income for United States federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, retirement plans, individual retirement accounts or other tax-deferred accounts, a holder who owns or is deemed to own 5% or more of the total voting power or the total value of our stock, or entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities.
If a partnership (or other entity classified as a partnership for United States federal income tax purposes) holds old notes, the tax treatment of a person treated as a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the old notes should consult their tax advisors regarding the tax considerations to them of exchanging old notes for new notes.
For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is includible in income for U.S. federal income tax regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.
The exchange of old notes for new notes in the exchange offer by U.S. Holders will not constitute a taxable exchange for United States federal income tax purposes. Accordingly, a holder of old notes will not recognize gain or loss upon the exchange of old notes for new notes, a holder’s basis in the new notes will be the same as the holder’s basis in the old notes surrendered in exchange therefor immediately before the exchange, and the holder’s holding period in the new notes will include the holder’s holding period for the old notes exchanged.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOUR PARTICULAR SITUATION. HOLDERS OF OLD NOTES CONSIDERING THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.
PLAN OF DISTRIBUTION
We are not utilizing any underwriters for the exchange offer.
Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities and receives new notes for its own account under the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of new notes received in exchange for such old notes, provided that such broker-dealer notifies us to that effect in accordance with the instructions in the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.
We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any new notes. Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities and receives new notes for its own account pursuant to the exchange offer and resells such new notes and any broker-dealer that participates in a distribution of such new notes may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such new notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We will promptly send additional copies of this prospectus, and any amendments or supplements hereto, to any such broker-dealer that reasonably requests such documents in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act. We have not agreed to compensate broker-dealers who effect the exchange of old notes on behalf of holders.
LEGAL MATTERS
Certain legal matters in connection with this exchange offer will be passed upon for us by Silver, Freedman, Taff & Tiernan LLP.
EXPERTS
The consolidated financial statements of Home Bancorp, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 in reliance upon the reports of Wipfli LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.
Generally, Sections 12:1-850 through 12:1-859 of the Louisiana Business Corporation Act (the “LBCA”) authorize a corporation to indemnify a director or officer of the corporation (or a person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in all other cases, at least not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he was not entitled, whether or not involving action in the director’s or officer’s official capacity.

Unless ordered by a court, in the case of a proceeding brought by or in the right of a corporation, the LBCA prohibits a corporation from indemnifying a director or officer of the corporation (or a person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), except for expenses (including attorneys’ fees) incurred by him in connection with a proceeding if, with respect to actions in an official capacity, he acted in good faith and in a manner he reasonably believed to be in, or, in all other cases, not opposed to, the best interests of the corporation.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the registrant’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

    In accordance with the LBCA, Article 8 of the registrant’s Articles of Incorporation provides as follows:

A.    Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B.    Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C.    Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.
D.    Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.    Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F.    Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G.    Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.    Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Section 12:1-857 of the LBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the individual could be protected against the same liability under R.S. 12:1-832 and whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under this Section 12:1-857. Home Bancorp, Inc. maintains directors’ and officers’ liability insurance consistent with the provisions of its articles of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.
Item 21.    Exhibits and Financial Statement Schedules.
The following exhibits are filed herewith or are incorporated herein by reference to other filings of the registrant.

Exhibit No.	Document
3.1	Articles of Incorporation of Home Bancorp, Inc. (incorporated by reference from the like-numbered exhibit included in Home Bancorp’s registration statement on Form S-1, filed June 6, 2008 (SEC File No. 333-151492)).
3.2	Bylaws of Home Bancorp, Inc. (incorporated by reference from the exhibit included in Home Bancorp’s Current Report on Form 8-K, dated as of June 28, 2021 and filed July 1, 2021 (SEC File No. 001-34190)).
4.1
Indenture, dated June 30, 2022, by and between Home Bancorp, Inc. and UMB Bank, National Association, as trustee (incorporated by reference from the like-numbered exhibit included in Home Bancorp’s Current Report on Form 8-K, dated as of June 30, 2022 and filed July 1, 2022 (SEC File No. 001-34190)).

4.2*	Form of 5.75% Fixed-to-Floating Rate Definitive Subordinated Note due 2032
4.3*	Form of 5.75% Fixed-to-Floating Rate Global Subordinated Note due 2032
5.1*	Opinion of Silver, Freedman, Taff & Tiernan LLP
10.1
Form of Subordinated Note Purchase Agreement, dated June 30, 2022, by and among Home Bancorp, Inc. and the several purchasers identified on the signature pages thereto (incorporated by reference from the like-numbered exhibit included in Home Bancorp’s Current Report on Form 8-K, dated as of June 30, 2022 and filed July 1, 2022 (SEC file No. 001-34190)).

10.2
Form of Registration Rights Agreement, dated June 30, 2022, by and among Home Bancorp, Inc. and the several purchasers identified on the signature pages thereto (incorporated by reference from the like-numbered exhibit included in Home Bancorp’s Current Report on Form 8-K, dated as of June 30, 2022 and filed July 1, 2022 (SEC File No. 001-34190)).

23.1*	Consent of Wipfli LLP
23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page of the registration statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of UMB Bank, National Association
99.1*	Form of Letter of Transmittal relating to the 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032
107*	Filing Fee Table
_________________________
*    Filed herewith.

Item 22.    Undertakings.
The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” board of directors in the effective registration statement.
(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(h)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(i)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(j)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(k)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, Louisiana, on August 11, 2022.

HOME BANCORP, INC.
By:	/s/ John W. Bordelon
John W. Bordelon
Chairman of the Board, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint John W. Bordelon and David T. Kirkley, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John W. Bordelon
John W. Bordelon	Chairman of the Board, President and Chief Executive Officer	August 11, 2022
/s/ J. Scott Ballard
J. Scott Ballard	Director	August 11, 2022
/s/ Paul J. Blanchet, III
Paul J. Blanchet, III	Director	August 11, 2022
/s/ Daniel G. Guidry
Daniel G. Guidry	Director	August 11, 2022
/s/ John A. Hendry
John A. Hendry	Director	August 11, 2022
/s/ Chris P. Rader
Chris P. Rader	Director	August 11, 2022

Ann Forte Trappey	Director
/s/ Donald W. Washington
Donald W. Washington	Director	August 11, 2022
/s/ David T. Kirkley
David T. Kirkley	Senior Executive Vice President and Chief Financial Officer	August 11, 2022
/s/ Mary H. Hopkins
Mary H. Hopkins	Home Bank, N.A., First Vice President and Director of Financial Management	August 11, 2022